Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Fastenal Company:
We consent to the incorporation by reference in the registration statements (No. 333-52765, No. 333-134211, No. 333-162619, No. 333-176401, and No. 333-224441) on Form S-8 of Fastenal Company of our report dated February 8, 2021, with respect to the consolidated balance sheets of Fastenal Company and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K, of Fastenal Company.

/s/ KPMG LLP
Minneapolis, Minnesota
February 8, 2021